Exhibit 10.7

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 18, 2005, by and between UNIVERSAL SECURITY INSTRUMENTS, INC., a Maryland corporation (the "Company"), and HARVEY B. GROSSBLATT (the "Executive").

                                    RECITALS

      WHEREAS,   the  Company  is  engaged  in  the   business   of   designing,
manufacturing and marketing security products (the "Business"); and

      WHEREAS,  the Executive  has served as the  President and Chief  Operating
Officer of the Company and, in August 2004 assumed the additional duties of Chief Executive Officer of the Company; and

      WHEREAS, the Company desires to continue to employ the Executive to perform services as the President and Chief Executive Officer of the Company, and to perform other duties which may be assigned from time to time by the Board of Directors of the Company (the "Board") from time to time at its discretion;

      WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of April 1, 2003 (the "Original Agreement");

      WHEREAS, the parties desire to amend certain other provisions of the Original Agreement to be effective from and after the date hereof, and in furtherance thereof, the parties have agreed to amend and restate the Original Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

      1. Employment.

            (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company shall hereby employ the Executive and the Executive hereby agrees to be employed by Company.

            (b) Term of Employment. Subject to Section 7, the Company shall employ the Executive pursuant to the terms hereof for the period commencing as of the date hereof and ending on July 31, 2008. The period during which the Executive is employed pursuant to this Agreement, including any renewal thereof shall be referred to as the "Employment Period."

      2. Position and Duties. During the Employment Period, the Executive shall serve as, and have responsibilities and authority consistent with the position of, President and Chief Executive Officer of the Company, which shall be subject to the discretion of the Board. At the request of the Board, the Executive shall serve as a director, officer or consultant of any subsidiary of the Company, the Company's 50% owned Hong Kong Joint Venture or its successor (the "Joint Venture") or of any other entity in which the Company has an interest, provided that the Executive is indemnified for such service to the same extent as he is indemnified for serving in his capacities on behalf of the Company. The
Executive shall diligently and conscientiously devote his full and exclusive business time and attention and best efforts in discharging his duties. Nothing herein shall restrict the Executive from devoting reasonable time and his expertise to charitable or communal activities. The Company shall provide appropriate office space and services to allow the Executive to discharge his duties, consistent with policies established by the Board from time to time.

      3. Compensation.

            (a) Salary. The Company shall pay the Executive at the following minimum rates of annual base salary ("Annual Base Salary") for the following periods:

            The date hereof through July 31, 2006       -        $300,000
            August 1, 2006 through July 31, 2007        -        $325,000
            August 1, 2007 through July 31, 2008        -        $350,000

The Annual Base Salary for periods subsequent to July 31, 2008 shall be an amount determined by the Compensation Committee of the Board and approved by the Board. The Annual Base Salary shall be payable according to the Company's regular payroll practices and shall be subject to all applicable federal, state and local withholding taxes.

            (b) Bonus.

                  (i) In addition to the Annual Base Salary, the Executive shall receive an annual bonus equal to the amount determined pursuant to Exhibit A attached hereto and incorporated herein by reference ("Bonus"), which shall be paid by the Company within 30 days following the filing with the United States Securities and Exchange Commission of the Company's Annual Report on Form 10-K for the fiscal year with respect to which the Bonus is earned. The Bonus shall be deemed fully earned by the Executive with respect to any fiscal year of the Company during which the Executive has been employed by the Company for at least 60 days. The Bonus shall be subject to all applicable federal, state and local withholding taxes.

                  (ii) To the extent the Company reports income from both its domestic operations (currently shown on the Company's annual consolidated statements of operations as "Operating income") and Hong Kong Joint Venture (currently shown on the Company's annual consolidated statements of operations as "Equity in earnings of Hong Kong joint venture"), the Bonus expense shall be allocated between such two components in the respective proportions as such components bear to the consolidated Net Income (currently shown on the Company's annual audited consolidated statements of operations).

            (c) Stock Options. In addition to the Annual Base Salary and any Bonus, the Executive shall be eligible to receive grants of options to acquire shares of the Company's Common Stock, as may be granted from time to time by the Board or a committee thereof.

            (d) Compensation for Other Services. The Executive shall be entitled to retain all cash, stock, options or other compensation paid for his services as a director or officer of the Joint Venture to the same extent such cash, stock, options or other compensation is paid to all similarly situated officers or directors (as the case may be) of the Joint Venture.

      4. Benefits. During the Employment Period, the Company shall provide the Executive with the following benefits:

            (a) Participation by the Executive, and his wife and dependant children in any group health plans sponsored or arranged by the Company for its employees. The full amount of all premiums for such insurance will be paid by the Company. In the event the Executive declines or is ineligible to participate in such group health plans, the Company shall pay to the Executive, no less frequently than quarterly, the amount of such premiums which the Company would have paid for such period had the Executive accepted such participation for himself, his wife and dependant children. Nothing herein shall obligate the Company to continue any health plan currently offered to employees or offered to employees in the future. The Executive agrees to cooperate with the Company and to take all steps reasonably necessary to assist the Company in obtaining such insurance.

            (b) Participation in any retirement plans, disability income insurance and term life insurance policies sponsored or arranged by the Company for its employees from time to time. Nothing herein shall obligate the Company to continue any plan or policy currently offered to employees or offered to employees in the future.

            (c) For each calendar year during the Employment Period, the Company shall contribute the maximum amount permitted by applicable law on behalf of the Executive to the Company's 401(k) Plan. The Executive shall be entitled to the full amount of this benefit with respect to any calendar year during which the Executive has been employed by the Company for at least 60 days.

            (d) Three weeks per year of paid vacation time plus sick leave and personal leave in accordance with the Company's policies for senior executive officers. The Executive shall be entitled to the full amount of this benefit with respect to any fiscal year of the Company during which the Executive has been employed by the Company for 60 days.


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

            (e) Use of a Company owned or leased automobile or, at the Executive's option, an automobile payment allowance of $1,000 per month. In addition, the Company shall pay for the insurance, fuel and service for such automobile.

            (f) All costs and expenses of a mobile phone for the Executive's use in connection with the performance of his duties, in accordance with the terms and conditions that the Board shall determine from time to time.

            (g) In addition to the benefit provided under Section 4(a), reimbursement up to a maximum of $30,000 per annum for expenses incurred by the Executive, his wife and dependant children for medical, dental, optical and long-term care and prescription drugs, or third-party payor coverage therefor, which are not reimbursable under any medical coverage for which the premiums are paid by the Company. This amount shall be increased annually by an amount equal to the then-current medical expense reimbursement benefit multiplied by the in the Consumer Price Index for the Greater Baltimore Area (as determined by the U.S. Bureau of Labor Statistics) for the immediately preceding four calendar quarters. All requests by the Executive for such reimbursement must be in writing accompanied by receipts for such amounts.

            (h) Participation in the Company's Cafeteria Plan/Flexible Spending Plan.

            (i) Any other group employee benefit plans or programs to the extent that he is qualified under the requirements relating to participation in any such plan or program.

            (j) All reasonable legal, accounting and financial planning costs and expenses in connection with estate planning and annual tax return preparation for the Executive and his wife, not to exceed $10,000 in any three year period.

      5. Business Expenses. The Company shall pay or reimburse the Executive for business expenses incurred by the Executive during the Employment Period in connection with his employment.

      6. Termination of Employment. Executive's employment will be terminated in accordance with Sections 6(a) and 6(d), or may be terminated in accordance with Sections 6(b), (b), (c) and (f), as follows:

            (a) The Executive's employment will be terminated upon the last day of the Employment Period without a renewal.

            (b) The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after notice of termination given by the Executive pursuant to Section 6(c)), after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which is not cured within 30 days after notice of such failure has been given to the Executive by the Company, or
(ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including conduct that constitutes competitive activity pursuant to Section 9 hereof). For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

            (c) The Executive may terminate his employment hereunder for Good Reason for purposes of this Agreement, "Good Reason" shall mean:

                  (i) A failure by the Company to comply with any material provision of this Agreement which his not been cured within fifteen (15) days after written notice of such noncompliance has been given by the Executive to the Company;

                  (ii)  Any  purported   termination   by  the  Company  of  the
Executive's employment other than as permitted under this Agreement (and for purposes of this Agreement no such purported termination shall be effective);


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

                  (iii) The assignment to the Executive of any duties materially inconsistent with his status as the Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities in connection with such offices. For purposes of this Agreement, such alteration of the Executive's duties shall be deemed to have occurred in connection with any reorganization, merger, acquisition or other business combination of the Company unless, in each such instance, the Executive will be the Chief Executive Officer of (A) the Company if it is the surviving entity in any merger, reorganization, acquisition or other business combination with the Company, or (B) the successor entity to the Company in any merger, acquisition or other business combination with the Company.

                  (iv) Relocation of the Executive to a location which is not within Baltimore County or the Baltimore City Metropolitan area, except for required travel on the Company's business to an extent substantially consistent with the Executive's duties;

                  (v) The failure by the Company to continue in effect any compensation or benefit plan in which the Executive participated as of the date hereof and which is material to the Executive's aggregate compensation and benefits hereunder, unless an equitable arrangement (embodied in an on-going substitute or alternative plan) has been made with respect to such plan, or failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed on the date hereof.

            (d) The employment of the Executive hereunder will terminate upon his death.

            (e) The Company may terminate the Executive's employment hereunder if the Executive is Permanently Disabled (as hereafter defined). For purposes of this Agreement, the term "Permanently Disabled" or "Permanent Disability" shall mean (i) becoming permanently disabled as provided in any permanent disability income policy provided by the Company under this Agreement insuring the Executive or (ii) in the absence of any such disability income policy, the inability for a period of six consecutive months, with reasonable accommodation, due to a mental or physical injury, illness or disorder, of Executive to provide substantially all of the services required pursuant to this Agreement to be provided by Executive. Whether or not Executive is Permanently Disabled under subsection (ii) shall be determined by a medical doctor agreed to by Company and Executive. If Company and the Executive cannot agree on such a medical doctor, they shall each, at their own expense, designate an unrelated medical doctor and such medical doctors shall in turn designate a third unrelated medical doctor, whose fee shall be shared equally by Company and Executive. Such medical doctor(s) shall determine whether Executive is Permanently Disabled and shall also determine the date of the commencement and termination, if any, of such Permanent Disability. Such determinations (whether made by unanimous or majority vote of the medical doctors) shall be binding on the parties hereto. If any party (the "Second Party") fails to select its medical doctor within 30 days after written notice from the other party (the "First Party") of the appointment of the First Party's medical doctor, then the First Party's medical doctor shall determine whether Executive is Permanently Disabled and shall also determine the date of the commencement and termination, if any, of such Permanent Disability.

            (f) The Executive may terminate his employment hereunder on 30 days advance written notice at any time within 24 months following a Change of Control, as defined in Exhibit B attached hereto and incorporated herein by reference (a "Change of Control").

            (g) The Executive may terminate his employment hereunder on six months' advance written notice at any time.

            (h) Any termination of the Executive's employment hereunder by the Company or the Executive (other than termination by reason of the Executive's death) shall be communicated by written notice to the other party in accordance with Section 10(f). Each such notice shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. If, within thirty (30) days following any written notice of termination, the party receiving the notice notifies the other party in writing that a dispute exists concerning the termination, which notice sets forth in reasonable detail the basis for such dispute, the termination will not be effective until the date when the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).


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

      7. Effect of Termination.

            (a) In the event that Executive's employment is terminated for any reason, Executive shall be paid on the payroll date next following the date of termination, all compensation, and reimbursement of all expenses, for the Employment Period accruing through the effective date of termination of employment.

            (b) In the event the Company elects to not renew the Executive's employment hereunder at the end of the Employment Period and the Executive's employment hereunder is terminated pursuant to Section 6(a), the Executive shall be entitled to receive (A) a lump sum severance payment in an amount equal to the previous 12 months' Annual Base Salary and last Bonus, and (B) for a period of three years following the termination, the benefits set forth in Sections 4(a) and 4(g) and an amount in cash, payable on the first, second and third anniversaries of the termination, equal to the benefit which would have been payable under Section 4(c) had such benefit continued.

            (c) In the event the Executive's employment hereunder is terminated pursuant to Section 6(c), the Executive shall be entitled to receive in addition to the payment under Section 7(a), (A) a lump sum severance payment in an amount equal to the previous 12 months' Annual Base Salary and last Bonus, and (B) for a period of three years following the termination, the benefits set forth in Sections 4(a) and 4(g) and an amount in cash, payable on the first, second and third anniversaries of the termination, equal to the benefit which would have been payable under Section 4(c) had such benefit continued.

            (d) In the event the Executive's employment is terminated by the Company or its successor following or in anticipation of a Change of Control, or in the event the Executive's employment is terminated by the Executive pursuant to Section 6(f), the Executive shall be entitled to receive, in addition to the payment under Section 7(a), a lump sum payment in an amount equal to (A) the Annual Base Salary for the balance of the Employment Period, and (B) the amount of the last Bonus. For a period of three years following the end of the Employment Period, the Executive shall also receive the benefits set forth in Sections 4(a) and 4(g) and an amount in cash, payable on the anniversary of the termination, equal to the benefit which would have been payable under Section 4(c) had such benefit continued. In addition, the Executive shall be entitled to receive three times the previous 12 months' Annual Base Salary and last Bonus, provided, however, the aggregate present value of severance payments pursuant to this Section 7(d) (plus any payments under any other plan of the Company and its affiliates which are contingent on a change of control), determined in accordance with ss.280G of the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law, may not exceed 2.99 times the Executive's average annual taxable compensation from the Company or its affiliates which is included in the Executive's gross income for the five taxable years of the Company ending before the date on which the change of control occurs. All amounts to be paid pursuant to this Section 7(d) shall be payable concurrently with the delivery by the Company or its successor to the Executive of the written notice of termination or within 30 days following termination by the Executive, as the case may be.

            (e) In the event the Executive's employment is terminated pursuant to Section 6(d), the Executive's estate shall be entitled to receive:

                  (i) A lump sum payment in an amount equal to the sum of (i) the Executive's then current Annual Base Salary for the greater of (A) the balance of the Employment Period or (B) one year, in either case reduced by any individual life insurance benefits the premiums for which are paid for by the Company,
                  (ii) the amount of the last Bonus, and (iii) an amount in cash equal to the benefit under Section 4(c) for the last completed fiscal year of the Company, payable within 15 days following receipt by the Company of insurance proceeds on the life of the Executive or, if there is no such insurance, within 30 days following the date of death. The Company will exercise its best efforts to promptly collect any such insurance proceeds.

                  (ii) The continuation of the benefits set forth in Sections 4(a) and 4(g) for the longer of (A) the balance of the Term, or (B) three years following the date of the Executive's death; provided, however, that if the terms of the group health plans sponsored or arranged by the Company for its employees limit the length of time during which the benefit set forth in Section 4(a) may be provided, the Company shall pay to the Executive's estate with respect to any period during which such benefit may not be provided, no less frequently than quarterly, a sum equal to the amount of the premiums which the Company would have paid for such period had the benefit set forth in Section 4(a) continued.


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

In the event the Executive's employment is terminated pursuant to Sections 6(a) or (c) and thereafter the Executive dies, the provisions of Sections 7(b) or 7(c), as the case may be, shall control.

            (f) In the event the Executive's employment is terminated pursuant to Section 6(e), the Executive shall be entitled to receive:

                  (i) The continuation of the payment of the Executive's then current Annual Base Salary for the balance of the Employment Period, reduced by any group or individual disability income insurance benefits the premiums for which are paid for by the Company and Social Security disability benefits paid to the Executive. The net amount payable hereunder shall be paid according to the Company's regular payroll practices; and

                  (ii) The continuation of the benefits set forth in Sections 4(a) and 4(g), and an amount in cash, payable on the anniversary of the termination, equal to the benefit which would have been payable under Section 4(c) had such benefit continued, for the longer of (A) the balance of the Employment Period, or (B) three years following the date of the Executive's Permanent Disability; provided, however, that if the terms of the group health plans sponsored or arranged by the Company for its employees limit the length of time during which the benefit set forth in Section 4(a) may be provided, the Company shall pay to the Executive with respect to any period during which such benefit may not be provided, no less frequently than quarterly, a sum equal to the amount of the premiums which the Company would have paid for such period had the benefit set forth in Section 4(a) continued.

            (g) All amounts paid under Sections 7(c) or (d) shall be increased by an amount so that when the total amount paid is reduced by federal, state, and local income taxes computed at the highest marginal rates applicable to an individual residing in the state in which the Executive resided at the time of termination, the net amount is equal to the amount contemplated by Sections 7(c) or (d), as the case may be.

            (h) As a condition, and in consideration, of the payment of any amounts under Sections 7(b) - (g), the Executive or his estate, as the case may be, shall execute a release which shall fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its subsidiaries and successors-in-interest, and its officers, directors, stockholders, predecessors, corporate affiliates, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including reasonable attorneys' fees and costs), of every kind and nature which the Executive or his estate, as the case may be, ever had or then has against the Released Parties arising out of the Executive's employment with the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss.621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., ss.12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. ss.701 et seq., the Fair Employment Practices Act, and the Human Rights Act, all as amended and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. ss.1681 et seq., and the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.1001.

      8. Company  Obligations.  The amounts payable to the Executive pursuant to
Section 7 following termination of his employment shall be in addition to any rights the Executive may have with respect to previously granted stock options and any rights the Executive may have arising from claims of breaches by the Company of the terms of this Agreement.

      9. Restrictive Covenants.

            (a) Non-competition. During the Employment Period and any additional period during which the Executive receives compensation from the Company pursuant to Section 7, the Executive will not directly or indirectly, either as principal, agent, employee, or in any other capacity, enter into or engage in any business in which the Company is engaged during the Employment Period.


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

            (b) CONFIDENTIALITY. DURING THE EMPLOYMENT PERIOD AND AT ALL TIMES AFTER THE TERMINATION OF THIS AGREEMENT FOR ANY REASON, PROVIDED THE COMPANY FULFILLS ITS POST TERMINATION OBLIGATIONS TO THE EXECUTIVE AS SET FORTH HEREIN, THE EXECUTIVE WILL NOT DISCLOSE TO ANY THIRD PARTY ANY TRADE SECRETS, CUSTOMER LISTS OR OTHER CONFIDENTIAL INFORMATION PERTAINING TO THE BUSINESS OF THE COMPANY.

            (c) Company Property. Promptly following the Executive's termination of employment for any reason, the Executive shall return to the Company all property of such entity, and originals and any copies thereof in the Executive's possession or under his control, including all confidential information and trade secrets, in whatever media or in whatever form.

            (d) Non-solicitation of Employees. During the Employment Period and any additional period during which the Executive receives compensation from the Company pursuant to Section 7, the Executive shall not directly or indirectly induce any management or supervisor-level employee of the Company or any of its affiliates to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof as a management or supervisor-level employee unless such person shall have ceased to be employed by such entity for a period of at least three months.

            (e) INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE COVENANTS AND OBLIGATIONS OF THE EXECUTIVE WITH RESPECT TO NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND COMPANY PROPERTY RELATE TO SPECIAL, UNIQUE AND EXTRAORDINARY MATTERS AND THAT A VIOLATION OF ANY OF THE TERMS OF SUCH COVENANTS AND OBLIGATIONS WILL CAUSE THE COMPANY AND ITS SUBSIDIARIES IRREPARABLE INJURY FOR WHICH ADEQUATE REMEDIES ARE NOT AVAILABLE AT LAW. THEREFORE, THE EXECUTIVE AGREES THAT THE COMPANY AND ITS SUBSIDIARIES SHALL BE ENTITLED TO AN INJUNCTION, RESTRAINING ORDER OR SUCH OTHER EQUITABLE RELIEF AS A COURT OF COMPETENT JURISDICTION MAY DEEM NECESSARY OR APPROPRIATE TO RESTRAIN THE EXECUTIVE FROM COMMITTING ANY VIOLATION OF THE COVENANTS AND OBLIGATIONS CONTAINED IN THIS SECTION. THESE INJUNCTIVE REMEDIES ARE CUMULATIVE AND ARE IN ADDITION TO ANY OTHER RIGHTS AND REMEDIES THE COMPANY OR ITS SUBSIDIARIES MAY HAVE AT LAW OR IN EQUITY. IN THE EVENT (I) THE ENFORCEABILITY OF ANY OF THE COVENANTS CONTAINED IN THIS SECTION IS CHALLENGED BY EXECUTIVE IN ANY JUDICIAL PROCEEDING, (II) EXECUTIVE IS NOT ENJOINED IN SUCH PROCEEDING FROM BREACHING SUCH COVENANT, AND (III) EXECUTIVE DOES, IN FACT BREACH SUCH COVENANT, THEN, IF A COURT OF COMPETENT JURISDICTION DETERMINES THAT THE CHALLENGED COVENANT IS ENFORCEABLE, THE TIME PERIOD SET FORTH IN SUCH COVENANT SHALL BE DEEMED TOLLED UPON THE INITIATION OF SUCH PROCEEDING UNTIL THE DISPUTE IS FINALLY RESOLVED AND ALL PERIODS OF APPEAL HAVE EXPIRED.

      10.  Arbitration.  Any  dispute to be  submitted  to  binding  arbitration pursuant to the terms of this Agreement shall be submitted to binding arbitration in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The arbitrator's decision will be final and may be enforced through any court having jurisdiction. All proceedings before the arbitrator(s) shall be confidential and neither arbitrating party shall comment to any third party on the arbitration or subject matter of the arbitration except as required to permit the conduct of the arbitration. The arbitrator(s) shall award to a prevailing party in the arbitration the cost of such prevailing party's reasonable attorneys' fees, arbitration expenses and other expenses reasonably incurred in connection with the dispute or disputes being reviewed by the arbitrator(s). Furthermore, if a party files a judicial action alleging claims subject to arbitration under this Agreement, and another arbitrating party successfully stays the judicial action and/or compels arbitration of the claims, the party bringing the claims in court will pay the other party's costs and expenses, including attorneys' fees. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT TO ENFORCE OR OTHERWISE RELATING TO THIS AGREEMENT.

      11. Miscellaneous.

            (a) Binding Effect. This Agreement shall be binding on the Company and any person or entity which succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law, by reason of the sale of all or a portion of the Company's stock or assets or a merger, consolidation or reorganization involving the Company). This Agreement shall also inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

            (b) Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other party.

            (c) Entire Agreement. This Agreement supersedes any and all prior agreements between the parties hereto, and constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. THE EXECUTIVE ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AGREEMENT OF HIS OWN FREE WILL AND ACCORD, AND WITH NO DURESS, THAT HE HAS READ THIS AGREEMENT AND THAT HE UNDERSTANDS IT AND ITS LEGAL CONSEQUENCES. No parol or other evidence may be admitted to alter, modify or construe this Agreement, which may be changed only by a writing signed by the parties hereto.

            (d) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of
Section 9(a), (b), (c), (d) or (e) is not enforceable in accordance with its terms, the Executive and the Company agree that such Section, or such portion of such Section, shall be reformed to make it enforceable in a manner which provides the Company the maximum rights permitted under applicable law.

            (e) Waiver. Waiver by either party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

            (f) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon dispatch to the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

      If to the Company:     Universal Security Instruments, Inc.
                             7-A Gwynns Mill Court
                             Owings Mills, Maryland  21117
                             Fax (410) 363-2218
                             Attention:  Chairman of the Compensation Committee

      If to the Executive:   Harvey B. Grossblatt
                             28 Westspring Way
                             Lutherville, Maryland   21093

            (g) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

            (h) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

            (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement.

            (j) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

            (k) Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

            (l) Context. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term "including" is not limiting, and the term "or" has the inclusive meaning represented by the phrase "and/or". The words "hereof," "herein," "hereby", "hereto", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and Exhibit and clause references are to this Agreement unless otherwise specified.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

WITNESS:                                    THE COMPANY:
                                            UNIVERSAL SECURITY INSTRUMENTS, INC.

____________________________                By: /s/ James B. Huff
                                               ---------------------------------
                                                James B. Huff
                                                Vice President

                                            THE EXECUTIVE:

____________________________                /s/ Harvey B. Grossblatt
                                            ------------------------------------
                                            HARVEY B. GROSSBLATT

                                    EXHIBIT A

                                  BONUS FORMULA

      For purposes of the Bonus calculation, the Company's "Pre-Tax Net Income" with respect to any fiscal year means the amount of net income before income taxes and before Bonus calculation which will be reported by the Company in its annual audited consolidated financial statements with respect to such fiscal year, as determined pursuant to Generally Accepted Accounting Principles as in effect of the date of this Agreement.

      With respect to any fiscal year of the Company in which the Company has achieved Pre-Tax Net Income, the amount of Pre-Tax Net Income equal to 8% of shareholders' equity as of the start of the fiscal year shall be excluded from the Bonus calculation (the "Bonus Threshold"). Thereafter, the Executive shall be entitled to receive as a Bonus an amount equal to the aggregate of the percentages of such Pre-Tax Net Income in excess of the Bonus Threshold, as specified below:

      On Pre-Tax Net Income up to and including $1 million                    3%

      On all portions of Pre-Tax Net Income from over $1 million
         up to and including $2 million                                       4%

      On all portions of Pre-Tax Net Income from over $2 million
         up to and including $3 million                                       5%

      On all portions of Pre-Tax Net Income from over $3 million
         up to and including $4 million                                       6%

      On all portions of Pre-Tax Net Income over $4 million                   7%

                                    EXHIBIT B

                                CHANGE OF CONTROL

      For the purposes of this Agreement, a "Change of Control" means the occurrence of any one or more of the following events:

            (i) The direct or indirect acquisition of ownership, holding or power to vote more than 25% of the Company's voting stock.

            (ii) The acquisition of the ability to control the election of a majority of the Company's directors.

            (iii) The acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934).

            (iv) During any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. The decision of the Continuing Directors as to whether or not a Change in Control has occurred shall be conclusive and binding on all parties.

            (v) The sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of transactions (other than financing arrangements).

            (vi) A merger, consolidation or share exchange involving the Company and any other person or entity, including any of the equity owners as of the date hereof, in which the Company or one of its subsidiaries is not the surviving entity.

            (vii) Any other "business combination" (as defined in Section 3-601(e) of the Maryland General Corporation Law) involving the Company and any person or entity, including any of the equity owners as of the date hereof, whether or not such person or entity is an "interested stockholder" under that statute.